Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 Nos. 333-221121, and 333-221122) of Carrizo Oil & Gas, Inc. and in the related Prospectuses,

(2)	Registration Statement (Form S-8 No. 333-218036) pertaining to the 2017 Incentive Plan of Carrizo Oil & Gas, Inc., and

(3)	Registration Statements (Form S-8 Nos. 333-196252, 333-181585, 333-162888, 333-137273, 333-116528, 333-55838, and 333-35245) pertaining to the Incentive Plan of Carrizo Oil & Gas, Inc.,

of our reports dated February 28, 2019, with respect to the consolidated financial statements of Carrizo Oil & Gas, Inc. and the effectiveness of internal control over financial reporting of Carrizo Oil & Gas, Inc. included in this Annual Report (Form 10-K) of Carrizo Oil & Gas, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP
Houston, Texas
February 28, 2019